EXHIBIT 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP REPORTS SIGNIFICANTLY INCREASED PRODUCTION, EARNINGS AND

CASH FLOW IN SECOND QUARTER

Houston, Texas – August 5, 2004 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today reported record oil production of 41.2 thousand barrels per day compared to second quarter 2003 production of 25.1 thousand barrels per day and record gas production of 104.0 million cubic feet per day compared to 30.2 million cubic feet per day in 2003. Net income for the second quarter 2004 was $18.9 million, or 32 cents per diluted share, compared to net income of $8.9 million, or 31 cents per diluted share, for the second quarter of 2003. Second quarter 2004 net income includes an after-tax $12.1 million (20 cents per diluted share) charge related to early extinguishment of debt and an after-tax $1.8 million (3 cents per diluted share) charge attributable to outstanding stock appreciation rights (“SARS”). Net cash flow provided by operating activities was $88.5 million compared to 2003 second quarter comparable operating cash flow of $24.6 million.

Results for the second quarter and the first six months include the impact from the Nuevo Energy acquisition effective May 14, 2004 and the 3TEC acquisition effective June 1, 2003.

“It’s been a very busy quarter and our performance lays the foundation for an outstanding year,” commented PXP Chairman, President & Chief Executive Officer James C. Flores. “All major initiatives are proceeding successfully, including our drilling programs in California, Texas and Louisiana. In June we completed the refinancing of Nuevo’s debt to lower interest expense and are on track to achieve previously announced cost savings connected with the Nuevo acquisition. Additionally, in July we closed the previously announced sale of our interests in the Republic of Congo and received cash proceeds of $60 million.”

Total revenues for the second quarter were $152.8 million compared to second quarter 2003 revenues of $63.9 million. The average realized oil price was $26.58 per barrel compared to $20.78 per barrel the same period a year ago. The average realized gas price was $5.57 per Mcf compared to $5.88 per Mcf a year ago. Operating income for the quarter was $58.6 million compared to second quarter 2003 operating income of $19.1 million. The Company’s average realized prices are net of location and quality differentials and the impact of hedges.

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For the first six months of 2004, the Company reported oil production of 32.6 thousand barrels per day compared to 24.7 thousand barrels per day in 2003 and gas production of 92.7 million cubic feet per day compared to 19.2 million cubic feet per day in 2003. Net income for the first six months of 2004 was $29.3 million, or 58 cents per diluted share, compared with net income of $29.8 million, or $1.12 per diluted share, for the same 2003 period. Net income for the first six months of 2003 includes a $12.3 million credit, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Assets Retirement Obligations” or 46 cents per diluted share. Net cash flow provided by operating activities was $118.9 million for the first half of 2004, compared with $42.6 million for the 2003 period.

Total revenues for the first six months of 2004 were $245.7 million compared to revenues of $115.6 million for the same 2003 period. For the first six months of 2004, the average realized oil price was $25.05 per barrel compared to $21.26 per barrel for the same period a year ago. The average realized gas price was $5.70 per Mcf compared to $5.83 per Mcf a year ago. The Company’s average realized prices are net of location and quality differentials and the impact of hedges. Year-to-date operating income was $84.0 million compared to $38.4 million for the first half of 2003.

Oil and gas capital expenditures for the second quarter of 2004 were $56.5 million as compared to $37.1 million in the same period in 2003. For the six month period capital expenditures were $88.7 million as compared to $54.2 million in 2003.

Long term debt totaled $878.5 million at the end of the quarter, resulting in a debt to total capital ratio of 49%, compared to 58% as of March 31, 2004. During the second quarter PXP successfully tendered for $150 million of 9 3/8% subordinated notes and called $115 million of 5 3/4% convertible preferred securities. Additionally, the Company issued $250 million of 7 1/8% senior notes due 2014 in June. Subsequent to the end of the second quarter the Company received cash proceeds of $60 million from the sale of its Republic of Congo interests and the proceeds were used to reduce bank debt.

The Company will host a conference call to provide an operational update and discuss the quarterly results and other forward-looking items at 10:00 a.m. Central on Thursday, August 5, 2004. Investors wishing to participate may dial 1-877-692-2588 or international: 1-973-582-2745. The replay will be available through 8/19/04 and can be accessed by dialing 1-877-519-4471 or international: 1-973-341-3080, Replay ID: 5015225.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	other matters that are discussed in PXP’s filings with the SEC, and

•	planned capital expenditures.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004 (1)	2003 (2)	2004 (1)	2003 (2)
Revenues
Oil sales	$99,564	$47,534	$148,835	$94,961
Gas sales	52,708	16,124	96,162	20,228
Other operating revenues	498	200	734	407

	152,770	63,858	245,731	115,596

Costs and Expenses
Production costs
Lease operating expenses	28,604	16,290	47,565	30,562
Steam gas costs	7,354	767	8,311	1,461
Electricity	6,751	5,316	12,513	10,328
Production and ad valorem taxes	4,580	1,821	8,553	2,856
Gathering and transportation expenses	1,790	327	2,986	327
General and administrative
G&A excluding items below	9,312	4,561	18,843	8,757
Stock appreciation rights	2,865	4,010	13,426	2,647
Merger related costs	1,045	854	1,045	1,097
Depletion, depreciation, amortization and accretion	31,868	10,821	48,435	19,126

	94,169	44,767	161,677	77,161

Income from Operations	58,601	19,091	84,054	38,435
Other Income (Expense)
Gain (loss) on derivatives	374	1,466	(1,191)	1,466
Loss on debt extinguishment	(19,691)	—	(19,691)	—
Interest expense	(8,607)	(5,338)	(15,537)	(10,194)
Interest and other income (expense)	43	(200)	305	(167)

Income Before Income Taxes and Cumulative Effect of Accounting Change	30,720	15,019	47,940	29,540
Income tax expense
Current	44	(1,248)	(144)	(2,429)
Deferred	(11,871)	(4,871)	(18,505)	(9,608)

Income Before Cumulative Effect of Accounting Change	18,893	8,900	29,291	17,503
Cumulative effect of accounting change, net of tax	—	—	—	12,324

Net Income	$18,893	$8,900	$29,291	$29,827

Earnings per Share
Basic
Income before cumulative effect of accounting change	$0.32	$0.31	$0.59	$0.66
Cumulative effect of accounting change	—	—	—	0.47

Net income	$0.32	$0.31	$0.59	$1.13

Diluted
Income before cumulative effect of accounting change	$0.32	$0.31	$0.58	$0.66
Cumulative effect of accounting change	—	—	—	0.46

Net income	$0.32	$0.31	$0.58	$1.12

Weighted Average Shares Outstanding
Basic	59,602	28,787	49,925	26,414
Diluted	59,925	29,111	50,207	26,682

(1)	Reflects the acquisition of Nuevo Energy Company effective May 14, 2004.
(2)	Reflects the acquisition of 3TEC Energy effective June 1, 2003.

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Plains Exploration & Production Company

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2004 (1)	2003 (2)	2004 (1)	2003 (2)
Total Period Production
Oil and Liquids (MBbls)	3,746	2,287	5,942	4,468
Gas (MMcf)	9,464	2,745	16,868	3,474
MBOE	5,323	2,745	8,753	5,047

Average Daily Production
Oil and Liquids (Bbls)	41,165	25,132	32,648	24,685
Gas (Mcf)	104,000	30,165	92,681	19,193
BOE	58,498	30,160	48,093	27,884

Unit Economics (in dollars)
Average Oil & Liquids Sales Price ($/Bbl)
Net realized price before hedging	$32.61	$24.70	$32.06	$27.14
Hedging revenue (expense)	(6.03)	(3.92)	(7.01)	(5.88)

Net realized price	$26.58	$20.78	$25.05	$21.26

Average Gas Sales Price ($/Mcf)
Net realized price before hedging	$5.79	$5.88	$5.76	$5.83
Hedging revenue (expense)	(0.22)	—	(0.06)	—

Net realized price	$5.57	$5.88	$5.70	$5.83

Average realized price per BOE	$28.61	$23.19	$27.99	$22.82
Production expenses per BOE
Lease operating expenses	5.37	5.93	5.43	6.05
Steam gas costs	1.38	0.28	0.95	0.29
Electricity	1.27	1.94	1.43	2.05
Production and ad valorem taxes	0.86	0.66	0.98	0.57
Gathering and transportation expenses	0.34	0.12	0.34	0.06
G&A per BOE
G&A excluding items below	1.75	1.66	2.15	1.74
Stock appreciation rights	0.54	1.46	1.53	0.52
Merger related costs	0.20	0.31	0.12	0.22

(1)	Reflects the acquisition of Nuevo Energy Company effective May 14, 2004.
(2)	Reflects the acquisition of 3TEC Energy effective June 1, 2003.
(3)	Does not include $3.80 per barrel and $2.38 per barrel of cash settlement payments for the three and six months ended June 30, 2004, respectively, for hedges assumed in connection with the Nuevo and 3TEC mergers. Realized gains and losses on derivative instruments that are designated as a hedge and qualify for hedge accounting are generally included in oil and gas revenues in the period the hedged volumes are sold. However, in the case of the derivatives acquired in connection with our acquisitions of Nuevo and 3TEC, only changes in fair value subsequent to the acquisition date will be reflected in our oil and gas revenues. Cash settlements for the liability existing at the merger date are reflected as the payment of a liability.
(4)	Does not include $0.18 per Mcf and $0.53 per Mcf of cash settlement payments for the three months ended June 30, 2004 and 2003, respectively or $0.31 per Mcf and $0.42 per Mcf of cash settlement payments for the six months ended June 30, 2004 and 2003, respectively, for hedges assumed in connection with the Nuevo and 3TEC mergers.

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PLAINS EXPLORATION & PRODUCTION COMPANY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands of dollars)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$8,683	$1,377
Accounts receivable - Plains All American Pipeline, L.P.	23,928	25,344
Other accounts receivable	69,273	25,267
Inventories	6,715	5,318
Deferred income taxes	67,308	21,807
Assets held for sale	98,933	—
Other current assets	12,248	3,019

	287,088	82,132

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,361,087	1,074,302
Not subject to amortization	181,674	63,658
Other property and equipment	9,716	4,939

	2,552,477	1,142,899
Less allowance for depreciation, depletion and amortization	(230,796)	(186,004)

	2,321,681	956,895

Goodwill	215,164	147,251

Other Assets	29,974	19,641

	$2,853,907	$1,205,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$79,049	$41,736
Commodity derivative contracts	172,968	55,123
Royalties payable	31,862	19,080
Stock appreciation rights	20,450	16,049
Interest payable	12,372	622
Deposit on assets held for sale	40,711	—
Other current liabilities	38,555	22,476

	395,967	155,086

Long-Term Debt
8.75% Senior Subordinated Notes	276,820	276,906
7.125% Senior Notes	248,695	—
Revolving credit facility	353,000	211,000

	878,515	487,906

Asset Retirement Obligation	160,377	33,235

Other Long-Term Liabilities	104,235	32,194

Deferred Income Taxes	398,584	143,242

Stockholders’ Equity
Common stock	769	403
Additional paid-in capital	905,476	322,856
Retained earnings	100,857	71,566
Accumulated other comprehensive income	(90,560)	(40,439)
Treasury stock	(313)	(130)

	916,229	354,256

	$2,853,907	$1,205,919

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(thousands of dollars)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,893	$8,900	$29,291	$29,827
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	31,868	10,821	48,435	19,126
Deferred income taxes	11,871	4,871	18,505	9,608
Debt extinguishment costs	(4,453)	—	(4,453)	—
Cumulative effect of adoption of accounting change	—	—	—	(12,324)
Gain (loss) on derivatives	(374)	(1,466)	1,191	(1,466)
Noncash compensation	4,802	4,317	17,873	2,685
Other noncash items	(35)	318	(79)	377
Changes in assets and liabilities from operating activities	25,919	(3,140)	8,110	(5,185)

Net cash provided by operating activities	88,491	24,621	118,873	42,648

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition, exploration, development and other costs	(46,311)	(34,012)	(78,416)	(46,780)
Acquisition of Nuevo Energy Company	(13,744)	—	(13,744)	—
Acquisition of 3TEC Energy Corporation	—	(266,617)	—	(266,617)
Proceeds from property sales	5,112	—	27,844	—
Other	(4,984)	1,632	(5,202)	(740)

Net cash used in investing activities	(59,927)	(298,997)	(69,518)	(314,137)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in revolving credit facilities	162,000	200,500	142,000	197,200
Proceeds from debt issuance	248,695	80,061	248,695	80,061
Retirement of debt assumed in acquisition of Nuevo Energy Company	(405,000)	—	(405,000)	—
Debt issuance costs	(7,799)	(3,946)	(7,799)	(4,069)
Derivative settlement	(19,762)	—	(19,762)	—
Other	—	225	(183)	735

Net cash provided by (used in) financing activities	(21,866)	276,840	(42,049)	273,927

Net increase (decrease) in cash and cash equivalents	6,698	2,464	7,306	2,438
Cash and cash equivalents, beginning of period	1,985	1,002	1,377	1,028

Cash and cash equivalents, end of period	$8,683	$3,466	$8,683	$3,466

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